                                                                  EXHIBIT 3

                                                                  EXECUTION COPY



                             STOCK OPTION AGREEMENT


                  STOCK OPTION AGREEMENT dated as of August 29, 1996, among MAGNA INTERNATIONAL INC., an Ontario corporation ("Parent"), MAGNA ACQUISITION CORPORATION, a Michigan corporation (the "Purchaser"), and the persons listed on
Schedule 1 hereto (each a "Stockholder", and, collectively, the "Stockholders").

                  WHEREAS Parent, the Purchaser and Douglas & Lomason Company, a Michigan corporation (the "Company"), propose to enter into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement") providing for the making of a cash tender offer (the "Offer") by the Purchaser for shares of Common Stock, par value $2.00 per share, of the Company (the "Common Stock") and the merger of the Company and the Purchaser (the "Merger"); and

                  WHEREAS the Stockholders own in the aggregate 469,735 shares (the "Optioned Shares") of Common Stock; and

                  WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and the Purchaser have requested that the Stockholders agree to grant the Purchaser an irrevocable option, as set forth herein, to purchase up to all the Optioned Shares;

                  NOW, THEREFORE, to induce Parent and the Purchaser to enter into, and in consideration of their entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:

                  1. Grant of Option. Each Stockholder hereby grants the Purchaser an irrevocable option (the "Option") to purchase for $31.00 per share in cash (the "Per Share Price") up to the number of Optioned Shares set forth opposite such Stockholder's name on Schedule 1 hereto. The Option shall expire upon the earlier of (a) the Effective Time (as defined in the Merger Agreement) and (b) March 31, 1997, provided that if the Option cannot be exercised on such date because of any injunction, order or similar restraint by a court of competent jurisdiction, the Option shall expire on the earlier of (a) nine months after such date or (b) the tenth business day after such injunction, order or restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be.

                  2. Exercise of Option. Provided that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") with respect to the exercise of the Option shall have expired or been terminated, the Purchaser may exercise the Option in whole or in part at any time or from time to time prior to the expiration of the Option. In the event that the Purchaser wishes to exercise the Option, the Purchaser shall give written notice (the date of such notice being herein called the "Notice Date") to the applicable Stockholders and to NBD Bank, as escrow agent (the "Escrow Agent"), specifying the number of Optioned Shares the Purchaser will purchase pursuant to such exercise and a place, time and date not later than 10 business days from the Notice Date for the closing of such purchase. Notwithstanding the foregoing and subject to Section 6, the Purchaser shall exercise the Option concurrently with any acceptance for payment of shares of Common Stock by the Purchaser in the Offer and shall pay or cause to be paid the purchase price for the Optioned Shares concurrently with the payment of all shares of common stock validly tendered and not properly withdrawn pursuant to the terms of the Offer.

                  3. Payment of Purchase Price and Delivery of Certificates for Optioned Shares. At each closing, if any, hereunder, (a) the Purchaser will deliver to the Escrow Agent a certified or official bank check payable to the order of each Stockholder in New York Clearing House funds in each case in an amount equal to the product of the Per Share Price and the number of Optioned Shares of such Stockholder being purchased at such closing plus any amount to which such Stockholder may be entitled pursuant to Section 9(a) hereof and (b) each Stockholder shall deliver or cause the Escrow Agent to deliver to the Purchaser (i) certificates representing the number of Optioned Shares sold by such Stockholder to the Purchaser at such closing, duly endorsed in blank or accompanied by stock powers duly executed by such Stockholder in blank, in proper form for transfer and (ii) an irrevocable proxy, in the form of Exhibit A hereto, duly executed by such Stockholder.

                  4. Representations and Warranties of the Stockholder. Each of the Stockholders hereby severally represents and warrants to Parent and the Purchaser as follows:

                  (a) Authority. Each Stockholder has all requisite power and authority to enter into this Agreement and the Escrow Agreement (as defined in Section 8(d)) and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Escrow Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Stockholder. This Agreement and the Escrow Agreement have been duly executed and delivered by such Stockholder and each constitutes a valid and binding obligation of such Stockholder enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, and other similar laws affecting the enforcement of creditors' right generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement and the Escrow Agreement do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Stockholder or to such Stockholder's property or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement or the Escrow Agreement or the consummation by such Stockholder of the transactions contemplated hereby or thereby.

                  (b) The Optioned Shares. Such Stockholder has, and the transfer by each Stockholder of his or her Optioned Shares hereunder will pass to the Purchaser, good and marketable title to the number of Optioned Shares set forth opposite such Stockholder's name in Schedule 1, free and clear of any claims, liens, encumbrances and security interests whatsoever. Such Stockholder owns of record no shares of Common Stock other than the Optioned Shares.

                  5. Representations and Warranties of Parent and the Purchaser. Parent and the Purchaser hereby represent and warrant to each Stockholder as follows:

                  (a) Authority. Each of Parent and the Purchaser has all requisite corporate power and authority to enter into this Agreement and the Escrow Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Escrow Agreement by Parent and the Purchaser and the consummation by Parent and the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and the Purchaser. This Agreement and the Escrow Agreement have been duly executed and delivered by Parent and the Purchaser and each constitutes a valid and binding obligation of Parent and the Purchaser enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

                  (b) Securities Act. Any Optioned Shares purchased by the Purchaser pursuant to this Agreement will be acquired for investment only and not with a view to any public distribution thereof and the Purchaser will not offer to sell or otherwise dispose of any Optioned Shares so acquired by it in violation of any of the registration requirements of the Securities Act of 1933.

                  6. Tender of Optioned Shares. If the Purchaser shall so request by giving two business days' prior written notice to the Stockholders and the Escrow Agent at any time prior to the expiration of the Option, the Stockholders agree to tender and sell, or to cause the Escrow Agent to tender and sell (and not withdraw), pursuant to and in accordance with the terms of the Offer, all the Optioned Shares not theretofore purchased by the Purchaser, provided that the price per Optioned Share pursuant to the Offer shall be no less than the Per Share Price adjusted in accordance with Section 9(a). If any of the Optioned Shares so tendered are not accepted for payment in accordance with the terms of the Offer, such Optioned Shares shall remain subject to this Agreement and the Escrow Agreement until the Option expires.

                  7. Distributions; Adjustment upon Changes in Capitalization.
(a) Any dividends or other distributions (whether payable in cash, stock or otherwise) by the Company with respect to any Optioned Shares purchased hereunder with a record date on or after the date of the closing of such purchase will belong to the Purchaser, except any such dividends which stockholders whose shares of Common Stock are purchased in the Offer are entitled to receive and retain pursuant to the terms of the Offer. If any such dividend or distribution belonging to the Purchaser is paid by the Company to the Stockholders, the Stockholders shall hold such dividend or distribution in trust for the benefit of the Purchaser and shall promptly remit such dividend or distribution to the Purchaser in exactly the form received, accompanied by appropriate instruments of transfer.

                  (b) If on or after the date of this Agreement there shall occur any dividend, distribution, stock split, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or other change or transaction of or by the Company (other than the payment of regular quarterly cash dividends on the Optioned Shares with customary record and payment dates in accordance with the Company's past dividend practices), as a result of which shares of any class of stock, other securities, cash or other property shall be issued in respect of any Optioned Shares or if any Optioned Shares shall be changed into the same or a different number of shares of the same or another class of stock or other securities, then, upon exercise of the Option in whole or in part the Purchaser shall receive for the aggregate price payable upon exercise of the Option with respect to the Optioned Shares, in addition to the Optioned Shares, if any, still outstanding, all such shares of stock, other securities, cash or other property issued, delivered or received with respect to such Optioned Shares.

                  8. Covenants of the Stockholder. (a) Each Stockholder severally agrees, until the Option has expired, not to:

                  (i) sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Optioned Shares to any person other than the Purchaser or the Purchaser's designee;

                  (ii) acquire any additional shares of Common Stock without the prior consent of the Purchaser, unless certificates representing such additional shares are deposited in escrow pursuant to Section 8(d) hereof, with all such additional shares being deemed to be Optioned Shares;

                  (iii) deposit any Optioned Shares into a voting trust or grant a proxy or enter into a voting agreement with respect to any Optioned Shares except as provided in this Agreement; or

                  (iv) except, in the case of Harry A. Lomason, II, as otherwise legally required to comply with his duties as an officer or director of the Company, solicit, encourage or take any other action to facilitate (including by way of furnishing information) any inquiries or proposals for any merger or consolidation involving the Company, the acquisition of any shares of Common Stock or the acquisition of all or substantially all the assets of the Company by any person other than Parent or the Purchaser.

                  (b) Each Stockholder agrees to notify the Purchaser promptly and to provide all details requested by the Purchaser if such Stockholder shall be approached or solicited, directly or indirectly, by any person with respect to any matter described in Section 8(a)(iv).

                  (c) Each Stockholder agrees that, unless the Option has expired or the Purchaser has purchased all the Optioned Shares, at any annual or special meeting of the stockholders of the Company and in any action by written consent of the stockholders of the Company, such Stockholder will (i) vote the Optioned Shares in favor of the Merger and (ii) vote the Optioned Shares against any action or agreement which could result in a breach of any representation, warranty or covenant of the Company in the Merger Agreement or which could otherwise, in the sole judgment of the Purchaser, impede, interfere with or attempt to discourage the Offer or the Merger.

                  (d) Each Stockholder agrees to deposit in escrow with the Escrow Agent certificates representing the Optioned Shares duly endorsed in blank or accompanied by stock powers duly executed by the Stockholder in blank, in proper form for transfer, and, at the request of the Purchaser, together with an irrevocable proxy duly executed by such Stockholder, and to execute an Escrow Agreement substantially in the form of Exhibit A hereto, among the Stockholders, Parent, the Purchaser and the Escrow Agent (the "Escrow Agreement"), as promptly as practicable, and in any event within two business days following the execution of this Agreement. Notwithstanding the deposit of such certificates in escrow, prior to the closing with respect to any Optioned Shares or the acceptance for payment of such Optioned Shares in accordance with the terms of the Offer, such certificates shall continue to be registered in the name of such Stockholder or such Stockholder's nominee and such Stockholder shall retain the right to vote such Optioned Shares on all matters which may come before the Company's stockholders, consistent with the terms of this Agreement, and to receive any regular quarterly cash dividends paid on the Optioned Shares with customary record and payment dates in accordance with the Company's past dividend practices. If on or after the date of this Agreement and prior to the expiration of the Option there shall occur any dividend, distribution, stock split, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or other change or transaction of or by the Company (other than the payment of regular quarterly cash dividends on the Optioned Shares with customary record and payment dates in accordance with the

Company's past dividend practices) as a result of which shares of any class of stock, other securities, cash or other property shall be issued in respect of any Optioned Shares or if any Optioned Shares shall be changed into the same or a different number of shares of the same or another class of stock or other securities, each Stockholder further agrees to deposit in escrow with the Escrow Agent all such shares, other securities, cash or other property (and any securities that become Optioned Shares as contemplated by Section 8(a)(ii) hereof) together with appropriate instruments of transfer duly executed by such Stockholder, as promptly as practicable and in any event within two business days after the receipt of any such shares, securities, cash or other property by such Stockholder, to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement.

                  9. Adjustments to Purchase Price. (a) Notwithstanding Section 1 hereof, if the Purchaser shall exercise the Option in whole or in part and the Purchaser (or any affiliate of the Purchaser) shall purchase any shares of Common Stock pursuant to the Offer or pursuant to any other tender or exchange offer, merger or other business combination (the Offer or any such other tender or exchange offer, merger or other business combination being hereinafter called a "Transaction") having an Effective Date (as hereinafter defined) prior to, or within six months after, the last closing hereunder, for a cash purchase price per share in excess of the Per Share Price or for consideration which is not solely cash having an aggregate fair market value per share on the Effective Date in excess of the Per Share Price, each Stockholder shall be entitled to receive from the Purchaser, in addition to the payment described in Section 1, a cash payment equal to the product of (i) the difference between (A) the amount of cash per share and/or the fair market value per share on the Effective Date of any consideration other than cash, as the case may be, paid to purchase shares of Common Stock in such Transaction and (B) the Per Share Price, multiplied by
(ii) the number of Optioned Shares purchased by the Purchaser. For purposes of this Section 9(a), the term "Effective Date" means the day of the consummation of the Transaction in question, which in the case of the Offer or any other tender or exchange offer shall be the expiration thereof or in the case of any merger or other business combination, shall be the date of the effectiveness thereof. If the Stockholders shall become entitled to additional payments pursuant to this Section 9(a) prior to the time of a scheduled closing hereunder, such additional payments shall be made at the time of such closing. If the Stockholders shall become entitled to additional payments pursuant to this Section 9(a) subsequent to a closing hereunder, the additional payment to the Stockholders shall be made by a certified or official bank check payable to the order of each Stockholder in New York Clearing House funds delivered to the address of such Stockholder set forth in Section 14(d) no later than five business days after the Effective Date.

                  (b) The Purchaser further agrees that if, within six months after the last closing hereunder, it shall sell any of the Optioned Shares at a price per Optioned Share in excess of the higher of the Per Share Price and any price per Optioned Share paid to the Stockholders pursuant to the provisions of
Section 9(a), the Purchaser shall pay to each Stockholder an amount of cash equal to, in the case of Harry A. Lomason, II, 50% and, in the case of each other Stockholder, 100% of the difference between (x) the aggregate price for which such Optioned Shares purchased from such Stockholder were sold by the Purchaser and (y) the aggregate price paid by the Purchaser to such Stockholder for such Optioned

Shares. Such payment shall be made by certified or official bank check payable to the order of such Stockholder in New York Clearing House funds delivered to the address of such Stockholder set forth in Section 14(d) not later than five business days after any such sale by the Purchaser. For purposes of this
Section 9(b), any price paid to the Purchaser in respect of a sale covered by this Section 9(b) shall be deemed to be the sum of any cash paid plus the fair market value of any other consideration paid. For purposes of this Section 9(b), the fair market value of any consideration other than cash paid to the Purchaser in respect of a sale covered by this Section 9(b), shall be determined as of the date of such sale.

                  10. Irrevocable Proxy. Each Stockholder hereby irrevocably appoints the Purchaser as the attorney and proxy of such Stockholder, with full power of substitution, to vote, and otherwise act (by written consent or otherwise) with respect to all Optioned Shares that such Stockholder is entitled to vote at any meeting of stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) or consent in lieu of any such meeting or otherwise, to vote such shares as set forth in Section 8(c) hereof; provided that in any such vote or other action pursuant to such proxy, the Purchaser shall not have the right (and such proxy shall not confer the right) to vote to reduce the Per Share Price or the Merger Consideration (as defined in the Merger Agreement) or to otherwise modify or amend the Merger Agreement to reduce the rights or benefits of the Company or any stockholders of the Company (including the Stockholders) under the Offer or the Merger Agreement or to reduce the obligations of Purchaser thereunder; and provided further, that this proxy shall irrevocably cease to be in effect at any time that (x) the Offer shall have expired or terminated without any share of Common Stock being purchased thereunder in violation of the terms of the Offer or (y) the Purchaser shall be in violation of the terms of this Agreement. THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. Each Stockholder hereby revokes, effective upon the execution and delivery of the Merger Agreement by the parties hereto all other proxies and powers of attorney with respect to the Optioned Shares that such Stockholder may have heretofore appointed or granted, and no subsequent proxy or power of attorney (except in furtherance of such Stockholder's obligations under Section 8(c) hereof) shall be given or written consent executed (and if given or executed, shall not be effective) by such Stockholder with respect thereto so long as this Agreement remains in effect. Each Stockholder shall forward to the Purchaser any proxy cards that such Stockholder receives with respect to the Offer or the Merger Agreement.

                  11. No Brokers. Each of the Stockholders, Parent and the Purchaser represents, as to itself and its affiliates, that no agent, broker, investment banker or other firm or person is or will be entitled to any broker's or finder's fees or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement and respectively agrees to indemnify and hold the others harmless from and against any and all claims, liabilities or obligations with respect to any such fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have occurred or been made by such party or its affiliates.

                  12. Survival of Representations. All representations, warranties and agreements made by the parties to this Agreement shall survive the closing hereunder notwithstanding any investigation at any time made by or on behalf of any party hereto.

                  13. Further Assurances. If the Purchaser shall exercise the Option in whole or in part in accordance with the terms of this Agreement, from time to time and without additional consideration each Stockholder will execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, consents and other instruments as the Purchaser may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement, including the transfer of the Optioned Shares to the Purchaser and the release of any and all claims, liens, encumbrances and security interests with respect thereto.

                  14. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that the Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly-owned subsidiary of Parent. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

                  15. General Provisions.

                  (a) Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agree that the obligations of the parties hereunder shall be specifically enforceable.

                  (b) Expenses. Whether or not the Option is exercised, all costs and expenses incurred in connection with the Option, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

                  (c) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

                  (d) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by reputable overnight courier or mailed by registered or certified mail (return receipt requested) or sent by confirmed telecopy to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                           (i)      if to Parent or the Purchaser, to
                                    Magna International Inc.
                                    36 Apple Creek Boulevard
                                    Markham, Ontario L3R 4Y4
                                    Attention:         J. Brian Colburn,
                                                       Executive Vice
                                                       President, Special
                                                       Projects and Secretary
                                    Telecopier No.: (905) 477-7739

                           (ii)     if to the Stockholders, to the addresses
set forth opposite their names on Schedule 1 hereto.

                  (e) Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

                  (f) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                  (g) Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                  (h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to principles of conflicts of laws.

                  IN WITNESS WHEREOF, Parent, the Purchaser and the Stockholders have signed or caused their respective officers thereunto duly authorized, to sign this Agreement, all as of the date first written above.

                MAGNA INTERNATIONAL INC.,


                By   /s/ William H. Fike
                     -----------------------------------------------
                         Name:     William H. Fike
                         Title:    Vice Chairman and Executive
                                   Vice President


                By  /s/ J. Brian Colburn
                     -----------------------------------------------
                         Name:     J. Brian Colburn
                         Title:    Executive Vice President,
                                   Special Projects and Secretary


                MAGNA ACQUISITION CORPORATION,


                By   /s/ William H. Fike
                     -----------------------------------------------
                         Name:     William H. Fike
                         Title:    President


                HARRY A. LOMASON, II


                  /s/ Harry A. Lomason, II
                -----------------------------------------------

                HARRY A. LOMASON, II CHILDREN'S
                TRUST NO. 2


                By Harry A. Lomason, II, as Trustee


                  /s/ Harry A. Lomason, II
                -----------------------------------------------

                           HARRY A. LOMASON, II CHILDREN'S
                           TRUST NO. 3

                           By Harry A. Lomason, II, as Trustee


                             /s/ Harry A. Lomason, II
                           ------------------------------------

                           HARRY A. LOMASON, II,
                           as Custodian for Heather Lomason


                             /s/ Harry A. Lomason, II
                           ------------------------------------

                           HARRY A. LOMASON, II,
                           as Custodian for Harry Lomason


                             /s/ Harry A. Lomason, II
                           ------------------------------------

                                   SCHEDULE 1


                                                               Number of
    Name of Stockholder             Address                 Optioned Shares
    -------------------             -------                 ---------------
Harry A. Lomason, II                24600 Hallwood Court      316,612
                                    Farmington Hills,
                                    Michigan  48335


Harry A. Lomason, II                24600 Hallwood Court      116,040
Children's Trust No. 2              Farmington Hills,
                                    Michigan  48335

Harry A. Lomason, II                24600 Hallwood Court       34,083
Children's Trust No. 3              Farmington Hills,
                                    Michigan  48335

Harry A. Lomason, II, as            24600 Hallwood Court        1,500
Custodian for Heather               Farmington Hills,
Lomason                             Michigan  48335

Harry A. Lomason, II, as            24600 Hallwood Court        1,500
Custodian for Harry                 Farmington Hills,
Lomason                             Michigan  48335